EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT
December 31, 2023

Parent
Banner Corporation
	Percentage of	Jurisdiction of State of
Subsidiaries	Ownership	Incorporation
Banner Bank (1)	100%	Washington
Banner Capital Trusts V, VI, and VII (1)	100%	Delaware
Springer Development, LLC (2)	100%	Washington
Community Financial Corporation (2)	100%	Oregon
Greater Sacramento Bancorp Statutory Trust II (1)	100%	Delaware
Mission Oaks Statutory Trust I (1)	100%	Delaware

(1)    Wholly-owned by Banner Corporation.
(2)    Wholly-owned by Banner Bank.

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